POWER OF ATTORNEY

IT KNOWN, that I, Kathleen A. Dahlberg, the undersigned, do herby grant a power of attorney to Francis J. Tarallo, Chief Fiancial Officer and Treasurer of Theragenics Corporation, and Lynn Rogers, Director of Treasury and Finance of Theragenics Corporation, as my attorney-in-fact.

My attorney-in-fact shall have the full power and authority to undertake and perform the following on my behalf:

(1) Sign and file reports on Securities and Exchange Commission Forms 3,4,and 5 with the Securities and Exchange Commission, The New York Stock Exchange, the National Association of Securities Dealers, or other financial exchanges as appropropriate.

(2) Perform other reporting tasks as necessary in the filing of the aformentioned forms.

The attorney-in-fact agrees to accept this appointment subject to its terms, and agrees to act in said fiduciary capacity consistent with my best interest, as he, in his discretion, deems advisable. I agree to indemnify and hold harmless the attorney-in-fact from any liability whatsoever due to her failure to carry out or timely perform on my behalf the duties listed above.

This Power of Attorney may be revoked by me or the attorney-in-fact at any time, provided any person relying on this Power of Attorney shall have full rights to accept the authority of my attorney-in-fact until receipt of actual notice of revocation.

Dated this 14th day of May 2008.

/s/Kathleen A. Dahlberg
Kathleen A. Dahlberg

Signed in the presence of:
/s/ Frank Tarallo
Witness

/s/ Bruce W. Smith
Witness

Sworn and subscribed before
this 14th day of May 2008.

/s/ Lisa A. Rassel
Notary Public